EXHIBIT 23.1

August 4, 2005

Mercury General Corporation

Los Angeles, California

Re: Registration Statement No. 333-62228, 333-01583 and 333-125460

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 4, 2005 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Los Angeles, California